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                                                                    EXHIBIT 23.1


The Board of Directors
Superior Energy Services, Inc.:

We consent to incorporation by reference in registration statements No. 333-22603 and No. 333-35286 on Form S-3 and No. 333-12175, No. 333-43421, No.
333-33758 and No. 333-101211 on Form S-8 of Superior Energy Services, Inc. of our report dated March 1, 2003, with respect to the consolidated balance sheets of Superior Energy Services, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31,2002, annual report on Form 10-K of Superior Energy Services, Inc.

Our report refers to a change in the method of accounting for depreciation on liftboats, a change in the method of accounting for derivative instruments and hedging activities and the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 141 and certain provisions of SFAS No. 142 as of December 31, 2001. As of January 1, 2002, the Company adopted the remaining provisions of SFAS No. 142.

/s/ KPMG LLP


New Orleans, Louisiana
March 20, 2003